EXHIBIT 21

               SUBSIDIARIES OF BEAUTICONTROL COSMETICS, INC.

               Name of Subsidiary                  State of incorporation
               ------------------                  ----------------------

               JLH Properties, Inc.                               Texas

               BeautiControl International, Inc.               Delaware

               BeautiControl International Cosmetics
                 and Image Services, Inc.                      Delaware

               BeautiControl Canada, Ltd.               Ontario, Canada

               Eventus International, Inc.                     Delaware

               BeautiControl Taiwan Inc.,
                Taiwan Branch                            Taipei, Taiwan

               BeautiControl Hong Kong Inc.,
                Hong Kong Branch                Causeway Bay, Hong Kong